Exhibit 99.2

NEWS RELEASE

GRAY TELEVISION ANNOUNCES UPSIZING AND PRICING OF
$500.0 MILLION OF SENIOR NOTES DUE 2026

Atlanta, Georgia – June 7, 2016. . . Gray Television, Inc. (“Gray,” “we,” “our” or the “Company”) (NYSE: GTN and GTN.A) announced today that it has priced its offering of $500.0 million aggregate principal amount of 5.875% senior notes due 2026 (the “Notes”), an increase of $75.0 million over its previously announced offer size. The Notes were priced at 100% of par. The Company’s existing, and certain future, subsidiaries will guarantee the Notes on a senior unsecured basis. The sale of the Notes is expected to be completed on June 14, 2016, subject to customary closing conditions.

The Company intends to use the net proceeds from the offering to repay the outstanding term loan entered into in February 2016 under the Company’s senior credit facility and the transaction fees and expenses of the offering. The Company intends to use the remaining net proceeds from the offering for general corporate purposes, which may include, among other things, the repayment of other debt outstanding from time to time, capital expenditures, the financing of possible future business expansions and acquisitions, working capital and the financing of ongoing operating expenses and overhead.

The Notes and the related guarantees have not been, and will not be, registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption therefrom. The Notes will be offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, and shall not constitute an offer, solicitation or sale of any Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are statements other than statements of historical fact, and may include, among other things, statements regarding our current expectations and beliefs as to the consummation of the offering of Notes and the use of proceeds thereof, and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of June 7, 2016. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov.

Gray Contacts:

www.gray.tv

Hilton H. Howell, Jr., President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828

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4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv